Exhibit 99.1

TRIUS THERAPEUTICS REPORTS 2012 SECOND QUARTER FINANCIAL RESULTS

San Diego, CA, August 6, 2012 – Trius Therapeutics, Inc. (Nasdaq: TSRX), a biopharmaceutical company focused on the discovery, development and commercialization of innovative antibiotics for life-threatening infections, announced today its financial results for the second quarter ended June 30, 2012 and provided an update on recent key events.

At June 30, 2012, Trius had cash, cash equivalents and investments totaling $83.8 million.

For the second quarter of 2012 and 2011, Trius reported a net loss of $14.4 million and $10.0 million, respectively. For the six months ended June 30, 2012, Trius reported a net loss of $22.0 million compared to $20.1 million for the same period in 2011. The increase in net loss during the three and six months ended June 30, 2012 was largely due to increased clinical trial expenses as compared to the same period in 2011. For the second quarter of 2012 and 2011, Trius reported a net loss per share of $0.37 and $0.40, respectively. For the six months ended June 30, 2012 and 2011, Trius reported a net loss per share of $0.60 and $0.82, respectively. The decrease in the net loss per share was primarily due to the increase in shares outstanding resulting from our private placement financing in May 2011 and our public offering in January 2012.

Revenues for the three months ended June 30, 2012 increased to $6.2 million compared to $2.9 million for the same period in 2011. For the six months ended June 30, 2012, revenues were $16.1 million compared to $5.6 million for the same period in 2011. The increase in revenues during the three and six months ended June 30, 2012 was largely a result of revenues from our collaboration with Bayer Pharma.

Research and development expenses for the three months ended June 30, 2012 were $16.4 million compared to $10.4 million for the same period in 2011. For the six months ended June 30, 2012 and 2011, research and development expenses were $33.2 million and $20.8 million, respectively. The increase in research and development expenses was primarily related to higher clinical trial and development costs for tedizolid phosphate, our lead investigational drug in Phase 3 clinical development.

General and administrative expenses for the three months ended June 30, 2012 increased to $3.3 million compared to $2.5 million for the same period in 2011. For the six months ended June 30, 2012 and 2011, general and administrative expenses were $6.3 million and $4.8 million, respectively. The increase in general and administrative expenses was primarily due to an increase in pre-commercialization activities in 2012 as well as additional personnel costs due to increased headcount in 2012.

As of August 1, 2012, Trius had 38,773,043 shares outstanding.

Program Updates

Trius continued enrollment in the second Phase 3 clinical trial of tedizolid phosphate in acute bacterial skin and skin structure infections, or ABSSSI, (the 113 IV to oral transition study) and the study remains on track to report top line data in early 2013. The Company plans to initiate a Phase 3 program for the treatment of pneumonia in the first half of 2013 using the same 200 mg, once daily dose of tedizolid phosphate that is currently being tested to treat skin infections. In addition, the Company is progressing with IND-enabling studies funded by a contract with the National Institute of Allergy and Infectious Diseases, or NIAID, for its Gyrase-B development candidate with potent activity against Gram-negative and Gram-positive bacterial pathogens. A Phase 1 clinical trial is expected to start in 2013. Further information on both the tedizolid phosphate and Gyrase-B programs will be presented at the 52nd Interscience Conference on Antimicrobial Agents and Chemotherapy, or ICAAC, in San Francisco September 9-12.

About Trius Therapeutics

Trius Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of innovative antibiotics for life-threatening infections. The Company’s lead investigational drug, tedizolid phosphate, is a once daily, IV and orally administered second generation oxazolidinone in Phase 3 clinical development for the treatment of ABSSSI. Trius has two Special Protocol Assessments with the FDA for its two Phase 3 ABSSSI trials and has partnered with Bayer HealthCare for the development and commercialization of tedizolid phosphate outside of the U.S., Canada and the European Union. In addition to the Company’s tedizolid phosphate clinical program, Trius has initiated IND-enabling studies for its Gyrase-B development candidate with potent activity against Gram-negative bacterial pathogens including multi-drug resistant strains of E. coli, Klebsiella, Acinetobacter and Pseudomonas. The Gyrase-B program is one of the two preclinical programs supported by federal contracts. For more information, visit www.triusrx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding Trius’ ability to successfully complete its ongoing clinical trials and development programs. Risks that contribute to the uncertain nature of the forward-looking statements include: the accuracy of Trius’ estimates regarding expenses, future revenues and capital requirements; the success and timing of Trius’ preclinical studies and clinical trials; regulatory developments in the United States and foreign countries; changes in Trius’ plans to develop and commercialize its product candidates; Trius’ ability to obtain additional financing; Trius’ ability to obtain and maintain intellectual property protection for its product candidates; and the loss of key scientific or management personnel. These and other risks and uncertainties are described more fully in Trius’ most recently filed SEC documents, including its Form 10-K, Forms 10-Q and other documents filed with the United States Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings. All forward-looking statements contained in this press release speak only as of the date on which they were made. Trius undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Trius Therapeutics, Inc.

Statements of Operations

(In thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Revenues:
Contract research and grants	$2,220	$2,859	$5,231	$5,574
Collaboration and license fees	4,004	—	10,825	—

Total revenues	6,224	2,859	16,056	5,574
Operating expenses:
Research and development	16,379	10,376	33,225	20,819
General and administrative	3,311	2,478	6,315	4,820

Total operating expenses	19,690	12,854	39,540	25,639

Loss from operations	(13,466)	(9,995)	(23,484)	(20,065)
Other income (expense):
Interest income	7	7	7	16
Fair value adjustment of common stock warrant liability	(955)	—	1,462	—
Other income (expense)	—	—	(3)	(1)

Total other income (expense)	(948)	7	1,466	15

Net loss	(14,414)	(9,988)	(22,018)	(20,050)

Net loss per share, basic and diluted	$(0.37)	$(0.40)	$(0.60)	$(0.82)

Weighted-average shares outstanding, basic and diluted	38,715	25,255	36,955	24,439

Trius Therapeutics, Inc.

Balance Sheets

(In thousands except share and per share data)

	June 30, 2012	December 31, 2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,512	$11,381
Short-term investments, available-for-sale	70,307	47,762
Accounts receivable	6,422	4,272
Prepaid expenses and other current assets	3,250	3,272

Total current assets	93,491	66,687
Property and equipment, net	924	1,037
Restricted cash	150	150
Other assets	200	251

Total assets	$94,765	$68,125

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,142	$3,774
Accrued liabilities	5,577	6,959
Common stock warrant liability	5,662	7,124
Current portion of deferred revenue	180	377

Total liabilities	16,561	18,234

Stockholders’ equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized at June 30, 2011 and December 31, 2010; no shares issued and outstanding at June 30, 2011 and December 31, 2010	—	—
Common stock, $0.0001 par value; 200,000,000 shares authorized at June 30, 2012 and December 31, 2011; 38,766,595 and 28,663,548 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	5	4
Additional paid-in capital	195,612	145,272
Accumulated other comprehensive income (loss)	(3)	7
Accumulated deficit	(117,410)	(95,392)

Total stockholders’ equity	78,204	49,891

Total liabilities and stockholders’ equity	$94,765	$68,125

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Public Relations Contact:	Investor Relations Contact:
Jason Spark at Canale Communications, Inc.	Stefan Loren at Westwicke Partners, LLC
jason@canalecomm.com	sloren@westwicke.com
619-849-6005	443-213-0507